Exhibit 99.1
350 South grand avenue, suite 5100 los angeles, CALIFORNIA
phone: 213 687-7700       www.rsac.com       FAX: 213 687-8792
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
COMPLETES ACQUISITION OF YARDE METALS, INC.
     Los Angeles, CA — August 2, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced that it completed on August 1, 2006 its previously disclosed acquisition of Yarde Metals, Inc., a metals service center company headquartered in Southington, CT. The Company paid $100 million in cash and assumed approximately $102 million of net debt for all of the outstanding common stock of Yarde Metals, Inc. The acquisition will be immediately accretive to Reliance’s earnings. Current management and employees will remain in place with Tracy Yarde Smith serving as President of Yarde Metals, Inc., a wholly owned subsidiary of Reliance.
     Yarde Metals, Inc. was founded in 1976 and specializes in the processing and distribution of stainless steel and aluminum plate, rod and bar products. Yarde has additional metals service centers in Pelham, NH; East Hanover, NJ; Hauppauge, NY; High Point, NC; Streetsboro, OH; and Limerick, PA and a sales office in Ft. Lauderdale, FL. Yarde’s net sales for the fiscal year ended June 30, 2006 were approximately $385 million.
     Reliance’s Chief Executive Officer, David H. Hannah, said, “This acquisition, our second largest in terms of revenues, not only strengthens our market presence but also complements our existing geographic network. We look forward to Yarde’s continued growth and contribution to our overall success.” Craig Yarde, founder of Yarde Metals, Inc., said, “We are very pleased to become a part of Reliance. This was the right move for the future of the Company and all of its associates.”
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     Also on August 1, 2006, Reliance entered into a $100 million, 364-day, unsecured credit facility to assist with the financing of the Yarde acquisition and to provide for working capital needs and other growth initiatives.
     On April 3, 2006, Reliance completed the acquisition of Earle M. Jorgensen Company (formerly NYSE:JOR). The transaction was valued at approximately $984 million, including the assumption of Jorgensen’s net debt. The consideration paid included cash of approximately $369 million and the Issuance of approximately 4.5 million shares of Reliance common stock. Earle M. Jorgensen operates as a wholly owned subsidiary of Reliance.
     On July 19, 2006, the Company completed its two-for-one stock split, in the form of a 100% stock dividend and also increased the regular cash dividend rate by 20%, effective with the 2006 third quarter dividend payment.
     On July 20, 2006, Reliance reported record sales and earnings for the second quarter ended June 30, 2006 with sales of $1.56 billion and net income of $100.5 million. Earnings per diluted share were $1.32 after adjusting for the two-for-one stock split.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 150 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2006 Forbes Platinum 400 List of America’s Best Big Companies. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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